  As filed with the Securities and Exchange Commission on March 21, 2000

                                                Registration No. 333-31686

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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                              -------------------

                             AMENDMENT No. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                              -------------------
                            ANNUNCIO SOFTWARE, INC.
            (Exact name of Registrant as specified in its charter)
                              -------------------
    California (before               7389                  94-3278563
     reincorporation)    (Primary Standard Industrial   (I.R.S. Employer
     Delaware (after      Classification Code Number)Identification Number)
     reincorporation)
     (State or other
     jurisdiction of
     incorporation or
      organization)

                            Annuncio Software, Inc.
                        2440 El Camino Real, Suite 300
                            Mountain View, CA 94040
                                (650) 314-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              -------------------
                                Didier Moretti
                            Chief Executive Officer
                            Annuncio Software, Inc.
                        2440 El Camino Real, Suite 300
                            Mountain View, CA 94040
                                (650) 314-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                                  Copies to:
          Page Mailliard                        Robert A. Koenig
         Jonathan D. Levy                           Namee Lee
        Lynn Y. Hashimoto                       Latham & Watkins
         Deanna M. Butler                    135 Commonwealth Drive
 Wilson Sonsini Goodrich & Rosati             Menlo Park, CA 94025
     Professional Corporation                    (650) 328-4600
        650 Page Mill Road
       Palo Alto, CA 94304
          (650) 493-9300
                              -------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              -------------------
                        CALCULATION OF REGISTRATION FEE

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
                                                       Proposed
                                                       Maximum         Amount of
    Title of Each Class of Securities to be           Aggregate       Registration
                   Registered                    Offering Price(1)(2)    Fee(3)
----------------------------------------------------------------------------------
Common stock, $0.0001 par value................      $46,000,000        $12,144

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(1) Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) $12,144 was previously paid.
                              -------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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


    The purpose of this Amendment No.1 is solely to file certain exhibits to the Registration Statement as set forth below in item 16(a) of Part II.

                                 PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses payable by Annuncio in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                       Amount
                                                                     To Be Paid
                                                                     ----------
   SEC Registration Fee............................................  $   12,144
   NASD Filing Fee.................................................       5,100
   Nasdaq National Market Listing Fee..............................      95,000
   Printing and Engraving Expenses.................................     200,000
   Legal Fees and Expenses.........................................     500,000
   Accounting Fees and Expenses....................................     300,000
   Transfer Agent and Registrar Fees and Expenses..................      15,000
   Miscellaneous Expenses..........................................      72,756
                                                                     ----------
        Total......................................................  $1,200,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Annuncio among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since August 1997, we have issued and sold the securities described below:

    (1) In August 1997, we issued and sold an aggregate of 7,500,000 shares of unregistered common stock at a price per share of $0.000667 to our two founders, Didier Moretti and Maurizio Gianola, for an aggregate cash consideration of approximately $5,000. We relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of these securities.

    (2) In September and October 1997, we issued and sold 7,429,689 shares of unregistered Series A preferred stock at a price per share of $0.4267 to nine investors for aggregate cash consideration of approximately $3,170,000. These shares were sold pursuant to a Series A preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series A preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (3) In July 1998, we issued and sold 5,071,428 shares of unregistered Series B preferred stock at a price per share of $0.70 to nine investors for aggregate cash consideration of approximately $3,550,000. These shares were sold pursuant to a Series B preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series B preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (4) In August 1998, in connection with obtaining a line of credit, we issued unregistered warrants to purchase an aggregate of 21,427 shares of Series B preferred stock, with an exercise price per share of $0.70, to Comdisco, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (5) In April, June, July and August 1999, we issued and sold 4,197,450 shares of unregistered Series C preferred stock at a price per share of $1.33 to fifteen investors for aggregate cash consideration of $5,596,600. These shares were sold pursuant to a Series C preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series C preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (6) In April 1999, in connection with obtaining equipment leases and loans, we issued unregistered warrants to purchase an aggregate of 262,500 shares of Series C preferred stock, with an exercise price per share of $1.33, to Comdisco, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (7) In February 2000, we issued and sold 2,840,445 shares of unregistered Series D preferred stock at a price per share of $5.33 to 43 investors for aggregate cash consideration of $15,149,040. These shares were sold pursuant to a Series D preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series D preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (8) In February 2000, pursuant to the terms of a software outsourcing agreement, we issued unregistered warrants to purchase an aggregate of 23,076 shares of Series D preferred stock, with an exercise price per share of $5.33, to eBay, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (9) In March 2000, we issued and sold to the shareholders, option holders and warrant holders of Brightinfo.com, Inc. (1) 6,799,288 shares of unregistered common stock valued at $5.33 per share, (2) unregistered options to purchase 445,548 shares of unregistered common stock at exercise prices ranging from $0.053 to $0.9532, and (3) unregistered warrants to purchase 255,153 shares of unregistered common stock at exercises prices ranging from $0.9532 to $2.11833, in exchange for all of the outstanding stock, options and warrants of Brightinfo.com, Inc. These securities were issued pursuant to an agreement and plan of reorganization. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance these securities was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (10) From September 9, 1997 to March 2, 2000, we granted options and stock purchase rights to purchase 6,900,200 shares of unregistered common stock to directors, officers, employees, former employees and consultants under our 1997 stock option plan at exercise prices ranging from $0.04 to $1.33 per share. Of the 6,900,200 shares granted, 2,967,749 remain outstanding, 408,120 have been canceled and returned to the plan, and we have issued and sold an aggregate of 3,542,882 shares of unregistered common stock pursuant to exercises of stock options for aggregate cash consideration of approximately $683,887, of which approximately $130,427 is subject to outstanding promissory notes payable to us. As to each of our directors, officers, employees, former employees and consultants who were issued such securities, we relied upon Rule 701 of the Securities Act of 1933. Each such person purchased our securities pursuant to a written contract between such person and us. In addition, we met the conditions imposed under Rule 701(b).

    The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with us or by information furnished by us to them, to information about us.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)Exhibits

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
    1.1*   Form of Underwriting Agreement.
    2.1*   Agreement and Plan of Reorganization, dated as of March 2, 2000, between the registrant, Annuncio Acquisition, Inc.,
           Brightinfo.com, Inc., and Messrs. Bo Li, Cheryl Traverse, Chun
           Xia, Sheng Zhu, and Yufeng Li.
    2.2*   Agreement and Plan of Merger between the registrant and Annuncio
           Software, Inc., a Delaware corporation.
    3.1*   Certificate of Incorporation of registrant.
    3.2*   Form of Amended and Restated Certificate of Incorporation of
           registrant to be filed upon the closing of the offering made under the registration statement.
    3.3*   Bylaws of the registrant.
    4.1*   Form of registrant's common stock certificate.
    4.2*   Amended and Restated Investors Rights Agreement, dated March 2,
           2000, between the registrant and the parties named therein.
    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
   10.1    Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.
   10.2    1997 Stock Option Plan (as Amended and Restated January 31, 2000)
           and forms of agreements thereunder.
   10.3*   1999 Brightinfo, Inc. Stock Option Plan and forms of agreements thereunder.
   10.4    2000 Stock Plan and forms of agreements thereunder.
   10.5    2000 Employee Stock Purchase Plan and forms of agreements
           thereunder.
   10.6    2000 Director Option Plan and forms of agreements thereunder.
 10.7.1    Lease between the registrant and The Dialog Corporation dated
           March 4, 1999 for office space located at 2440 El Camino Real,
           Suite 300, Mountain View, California.
 10.7.2    Lease between the registrant and VANTAS dated July 16, 1999 for office space located at 4900 Hopyard Road, Suite 100, Pleasanton,
           California.
 10.7.3    Lease between the registrant and Agresso Corp. Dated February 1,
           2000 for office space at 2440 El Camino Real, Mountain View,
           California.
 10.7.4    Master Office Service Agreement, dated November 1, 1999, by and between registrant and HQ Global Workplaces.
 10.8.1+   OEM Software Order Form, dated May 19, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.2+   Software License Agreement, dated December 23, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.3+   Software Outsourcing Agreement, dated November 30, 1999, by and between registrant and eBay Inc.
 10.8.4+   License Agreement by and between registrant and SixGear, Inc. (fka
           Bridge Telecom, Inc.), dated September 9, 1999.
 10.8.5+   Software License and Services Agreement, dated October 6, 1999, by and between registrant and Wells Fargo Bank, N.A.
 10.8.6+   Software License Agreement, dated December 29, 1999, by and between registrant and NBCi, Inc.
 10.8.7+   License Agreement, dated December 30, 1999, by and between registrant and E-Stamp Corporation.
 10.8.8+   Software License Agreement, dated December 30, 1999, by and between registrant and Phillips Interactive Health.

 Exhibit
 Number                        Description of Document
 -------                       -----------------------
 10.8.9     Software License Agreement, dated May 19, 1999, by and between registrant and Tidestone Technologies, Inc.
   23.1*    Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (included in exhibit 5.1).
   23.2**   Consent of Ernst & Young LLP, independent auditors.
   24.1**   Power of Attorney (see page II-6).
   27.1**   Financial Data Schedule.

--------
*   To be filed by amendment.
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

**  Previously filed.

    (b)Financial Statement Schedules:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification by Annuncio for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Annuncio, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Annuncio of expenses incurred or paid by a director, officer or controlling person of Annuncio in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Annuncio is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Annuncio pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 21st day of March, 2000.

                                          ANNUNCIO SOFTWARE, INC.

                                                  /s/ Didier Moretti

                                          By: ____________________________

                                                    Didier Moretti

                                               President and Chief Executive
                                                       Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
        /s/ Didier Moretti             President and Chief          March 21, 2000
______________________________________ Executive Officer and
            Didier Moretti             Director (Principal
                                       Executive Officer)
        /s/ Karil Reibold              Vice President, Finance      March 21, 2000
______________________________________ and Administration
            Karil Reibold              (Principal Financial and
                                       Accounting Officer)
                  *                    Director                     March 21, 2000
______________________________________
             Promod Haque
                  *                    Director                     March 21, 2000
______________________________________
             Andre Touma
                  *                    Director                     March 21, 2000
______________________________________
             Jos Henkens
                  *                    Director                     March 21, 2000
______________________________________
              Mark Pine
                  *                    Director                     March 21, 2000
______________________________________
           Cheryl Traverse

*By: /s/ Didier Moretti
    __________________________________                              March 21, 2000
       Didier Moretti
      Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
    1.1*   Form of Underwriting Agreement.
    2.1*   Agreement and Plan of Reorganization, dated as of March 2, 2000, between the registrant, Annuncio Acquisition, Inc.,
           Brightinfo.com, Inc., and Messrs. Bo Li, Cheryl Traverse, Chun
           Xia, Sheng Zhu, and Yufeng Li.
    2.2*   Agreement and Plan of Merger between the registrant and Annuncio
           Software, Inc., a Delaware corporation.
    3.1*      Certificate of Incorporation of registrant.
    3.2*   Form of Amended and Restated Certificate of Incorporation of
           registrant to be filed upon the closing of the offering made under the registration statement.
    3.3*                        Bylaws of the registrant.
    4.1*   Form of registrant's common stock certificate.
    4.2*   Amended and Restated Investors Rights Agreement, dated March 2,
           2000, between the registrant and the parties named therein.
    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
   10.1    Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.
   10.2    1997 Stock Option Plan (as Amended and Restated January 31, 2000)
           and forms of agreements thereunder.
   10.3*   1999 Brightinfo, Inc. Stock Option Plan and forms of agreements thereunder.
   10.4    2000 Stock Plan and forms of agreements thereunder.
   10.5    2000 Employee Stock Purchase Plan and forms of agreements
           thereunder.
   10.6    2000 Director Option Plan and forms of agreements thereunder.
 10.7.1    Lease between the registrant and The Dialog Corporation dated
           March 4, 1999 for office space located at 2440 El Camino Real,
           Suite 300, Mountain View, California.
 10.7.2    Lease between the registrant and VANTAS dated July 16, 1999 for office space located at 4900 Hopyard Road, Suite 100, Pleasanton,
           California.
 10.7.3    Lease between the registrant and Agresso Corp. Dated February 1,
           2000 for office space at 2440 El Camino Real, Mountain View,
           California.
 10.7.4    Master Office Service Agreement, dated November 1, 1999, by and between registrant and HQ Global Workplaces.
 10.8.1+   OEM Software Order Form, dated May 19, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.2+   Software License Agreement, dated December 23, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.3+   Software Outsourcing Agreement, dated November 30, 1999, by and between registrant and eBay Inc.
 10.8.4+   License Agreement by and between registrant and SixGear, Inc. (fka
           Bridge Telecom, Inc.), dated September 9, 1999.
 10.8.5+   Software License and Services Agreement, dated October 6, 1999, by and between registrant and Wells Fargo Bank, N.A.
 10.8.6+   Software License Agreement, dated December 29, 1999, by and between registrant and NBCi, Inc.
 10.8.7+   License Agreement, dated December 30, 1999, by and between registrant and E-Stamp Corporation.
 10.8.8+   Software License Agreement, dated December 30, 1999, by and between registrant and Phillips Interactive Health.
 10.8.9    Software License Agreement, dated May 19, 1999, by and between registrant and Tidestone Technologies, Inc.
 23.1 *    Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in exhibit 5.1).

 Exhibit
 Number                Description of Document
 -------               -----------------------
 23.2**  Consent of Ernst & Young LLP, independent auditors.
 24.1**  Power of Attorney (see page II-6).
 27.1**  Financial Data Schedule.

--------
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
*  To be filed by amendment.

**Previously filed.